Exhibit 12.1

             Ratio of Earnings to Fixed Charges
                   and Preferred Dividends

                            Nine months ended September 30,      Years ended December 31,
                            -------------------------------   -----------------------------
                                     2001      2000             2000      1999      1998(1)
                                   -------   -------          -------   --------   --------
FIXED CHARGES AND
  PREFERRED DIVIDENDS:
Total Fixed Charges                      -         -                -          -          -
Preferred Dividends                 79,976     3,398           43,193         80          -
                                   -------   -------          -------   --------   --------
Total Fixed Charges and
  Preferred Dividends               79,976     3,398           43,193         80         80

EARNINGS:
Net Income                         139,728   132,309          182,337    165,646    190,366
                                   -------   -------          -------   --------   --------

RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED
  DIVIDENDS                           1.75     38.94             4.22   2,070.58        N/A

(1) The Trust did not declare preferred dividends for the period ended December 31, 1998.